Exhibit 23.4

34/F, Tower 3, China Central Place

77 Jianguo Road, Chaoyang District, Beijing China

To:

Plastec Technologies, Ltd.

c/o Unit 01, 21/F

Aitken Vanson Centre

61 Hoi Yuen Road

Kwun Tong

Kowloon, Hong Kong

December 11, 2023

Dear Sir or Madam,

Re:Consent to the filing of certain PRC Law matters in the Post-Effective Amendment No. 16 to the Registration Statement of Plastec Technologies, Ltd. (the “Company”) on Form F-1 (the “Registration Statement”) .

We, Jingtian & Gongcheng, refer to the Registration Statement which will be filed with the Securities and Exchange Commission (the “SEC”).

We, being the counsel of PRC Law to the Company in connection with the Registration Statement, hereby give our consent, and confirm that we have not withdrawn our consent, to the issue of the Registration Statement, with the inclusion therein our name and opinions, and the references to our name and opinions in the form and context in which they respectively appear in the Registration Statement.

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng